EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Dynatronics Corp. dated as of July 29, 2015 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 29, 2015

AJB INVESTMENT FUND II, LP
By: AJB Capital, LLC, as General Partner

By:	/s/ Adam Bradley
Adam Bradley, Manager

AJB CAPITAL, LLC

By:	/s/ Adam Bradley
Adam Bradley, Manager

/s/ Adam Bradley
Adam Bradley